GUARANTEED MINIMUM INCOME BENEFIT (GMIB) ENDORSEMENT
--------------------------------------------------------------------------------

This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. This Endorsement is irrevocable. You can only terminate this Endorsement as indicated in the CONDITIONS FOR TERMINATION OF THIS GMIB section of this Endorsement.

The following hereby supplements the section of the Contract entitled "ANNUITY PROVISIONS".

 GMIB: The GMIB provides for guaranteed minimum Annuity Payments during the Annuity Phase. The GMIB will apply only under the following circumstances:

                             1.    The Income Date must be within 30 days
                                   following a Contract Anniversary beginning with the fifth Contract Anniversary.

                             2. Annuity Payments can only be made under a fixed Annuity Payment (regardless of the Annuity Option you select); and

                             3. You must select a lifetime income Annuity Option (Options 1-5) as specified in the Contract.


  Calculation of the GMIB:   The GMIB guarantees that your Annuity Payments will
                             be equal to the greater of 1. or 2., where:

                             1. Fixed Annuity Payment rates declared by us effective for the election date applied to the Contract Value (adjusted for any MVA and any applicable Premium Tax) at that time; or

                             2.    Guaranteed fixed Annuity Payment rates
                                   applied to the GMIB Value.

                             Before the older Contract Owner's 81st birthday and before the date of death, the GMIB Value is equal to the greater of 1., or 2. below, where:

                             1.    Total Purchase Payments received (not
                                   including any applicable bonus), less any GMIB Adjusted Partial Withdrawals, or

                             2. The Maximum Anniversary Value (MAV). The MAV is the highest Contract Value that occurred on any Contract Anniversary adjusted as follows:

                                   (a)  increased by Purchase Payments (not
                                        including any applicable bonus) received on or after the Contract Anniversary on which the MAV occurred, and

                                   (b)  decreased by any GMIB Adjusted Partial
                                        Withdrawals taken on or after the
                                        Contract Anniversary on which the MAV
                                        occurred.

                             Beginning with the older Contract Owner's 81st birthday and before the date of death, the GMIB Value as of the last Valuation Date before the older Contract Owner's 81st birthday, increased by any additional subsequent Purchase Payments (not including any applicable bonus) received and decreased by any additional subsequent GMIB Adjusted Partial Withdrawals.


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   GMIB Adjusted Partial     A GMIB Adjusted Partial Withdrawal for a withdrawal
   Withdrawals               taken before the second Contract Anniversary is the
                             amount of the partial withdrawal, (including any applicable withdrawal charge, but prior to any
                             MVA), multiplied by the greater of 1 or the ratio of i. to ii., where:

                             i. the GMIB Value on the day of (but before) the partial withdrawal.

                             ii. the Contract Value on the day of (but before)
                                 the partial withdrawal, adjusted for any applicable MVA.

                             A GMIB Adjusted Partial Withdrawal for a withdrawal taken on or after the second Contract Anniversary is equal to a. plus b., where:

                             a. is the amount of the partial withdrawal (before any MVA) that together with any previous partial withdrawals (before any
                                   MVA), during the Contract Year, does not exceed 10% of the total Purchase Payments received (not including any bonus); and

                             b. is the amount of the partial withdrawal, (including any applicable withdrawal charge, but before any MVA), in excess of a., multiplied by the greater of 1 or the ratio of i. to ii., where:

                                   i.   the GMIB Value on the day of (but
                                        before) the partial withdrawal.

                                   ii.  the Contract Value on the day of
                                        (but before) the partial withdrawal,
                                        adjusted for any applicable MVA.

 CONDITIONS FOR              This benefit will terminate upon the earliest of:
 TERMINATION OF THIS
 GMIB:                       a.    the termination of the Contract; or

                             b.    the Income Date; or

                             c. the death of the Contract Owner unless the spouse continues the Contract as the new owner.

 GMIB CHARGE:                The charge for this benefit is included in the
                             mortality and expense risk charge shown in the Contract Schedule.

In all other respects the provisions, conditions, exceptions and limitations contained in the Contract remain unchanged.

Signed for the Company at its home office.


             ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

             [/s/ Wayne A Robinson]      [/s/ Mark Zesbaugh]
                Wayne A Robinson           Mark Zesbaugh
                   Secretary                President

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